EXHIBIT 4.8

THE ASTEX TECHNOLOGY SHARE OPTION PLAN FOR CONSULTANTS

Adopted by the Company on April 4, 2000

CMS Cameron McKenna

Mitre House

160 Aldersgate Street

London ECIA 4DD

T +44(0)171 367 3000

F +44(0)171 367 2000

i

THE RULES OF THE ASTEX TECHNOLOGY SHARE OPTION PLAN FOR CONSULTANTS

1.             Definitions

1.1           In this Plan the words and expressions set out below shall have the meanings specified against them unless otherwise specifically provided and any reference to a provision of an Act of Parliament shall include any modification, consolidation, re enactment or extension of it.

“Acquiring Company”	a company which obtains control of the Company in accordance with Rule 5.5;

“the Auditors”	the auditors (acting as experts not arbitrators) for the time being of the Company or in the event of there being joint auditors such one of them as the Directors shall select;

“the Company”	Astex Technology Limited;

“Consultant”	any person who is not employed by the Company or any Subsidiary but who provides research or other services to the Company and/or a Subsidiary either directly or indirectly;

“Control”	the meaning given to that expression by Section 840 of the Taxes Act;

“Date of Adoption”	the date of the adoption of this Plan by the Company;

“Date of Announcement”	the date on which the Company makes an announcement of its results for the last preceding financial year, half year or other period

“Date of Grant”	the date upon which the Directors issue an Option Certificate in accordance with Rule 2.3;

“Directors”

the directors for the time being of the Company or the directors present at a duly convened meeting of the board of directors or of a duly appointed committee of the board of directors at which a quorum is present including, without limiting the generality of the foregoing, the Remuneration Committee;

“Eligible Person”	any person who at the Date of Grant is a Consultant;

“Exercise Condition”	an objective condition precedent to the exercise of an Option imposed in accordance with Rule 2.2;

“Issue or Re-organisation”

any capitalisation, consolidation or sub-division or reduction of share capital in the Company and/or any other variation in the share capital of the Company which in the opinion of the Directors justifies a variation in the number of shares subject to an Option and/or the Option Price pursuant to that Option;

“Market Value”

such value per share, in relation to which an Option is to be granted, as the Company may consider to be the market value thereof on the day preceding the relevant Date of Grant and determined in accordance with Part VIII of the Taxation of Chargeable Gains Act 1992;

“Option”	a right granted to acquire Shares in the Company;

“Option Certificate”	a certificate issued to an Option Holder in accordance with Rule 2.3;

“Option Holder”	a person holding an Option;

“Option Price”	the acquisition price for a Share comprised in any Option which shall be determined by the Directors, shall be:

(i) in the case of an option to acquire Shares by subscription not less than the nominal value of a Share; or

(ii) subject to (i) above and Rule 6 the Market Value of a Share; or

(iii) subject to (i) above such other value as the Directors in their absolute discretion may determine;

“this Plan”	the Astex Technology Share Option Plan for Consultants established by these Rules in its present form or as from time to time amended in accordance with the provisions hereof;

“the Remuneration Committee” The remuneration committee of the board of Directors;

“Shares”	ordinary shares in the Company of 0.01 pence each or as the context may require shares for the time being representing the same whether in consequence of any Issue or Re-organisation or otherwise;

“Subsidiary”	a company which is both under the Control of the Company and which is a subsidiary of the Company within the meaning of Section 736 of the Companies Act;

“Vest”

the time when an Option Holder can exercise the Option over a specified percentage of Shares subject to Rules 3.1.1 and 4.1 and the terms “Vested” and “Vesting” shall be construed accordingly provided. always that where an Option Holder ceases to be a consultant he shall continue to have a right of exercise to the extent that the Option has vested;

“the Taxes Act”	the Income and Corporation Taxes Act 1988;

1.2           In these Rules unless the context otherwise requires words denoting the singular number shall include the plural number and words denoting the masculine gender shall include the feminine gender.

2.             Participation and Restrictions on the Granting of Options

2.1           The Directors may, on such dates as they shall determine grant Options at the Option Price to such Eligible Persons as they may in their absolute discretion select.  No Eligible Person shall be entitled as of right to participate in this Plan.

2.2           The Directors may impose an Exercise Condition on any Option which they grant preventing its exercise unless such condition has been complied with. If, after the Directors have imposed an Exercise Condition, events happen which cause them to consider that it is no longer appropriate they may vary the Exercise Condition provided always that any such amendment may only be one which the Directors reasonably consider will result in a fairer measure of the performance of the assignment of the Option Holder, will ensure that this Plan operates more effectively in the achievement of its purpose of providing share benefits for persons who contribute to the prosperity of the Company, and will be no more difficult to satisfy than would have been the case if there had been no such amendment.

2.3           The Directors shall grant Options by resolution.  As soon as practicable thereafter, the Directors shall issue in respect of each Option granted as aforesaid an Option Certificate given under seal or executed as a deed. The date of issuing such Option Certificate given under seal or executed as a deed shall be taken for all purposes of this Plan as the Date of Grant in respect of the relevant Option. No payment to the Company shall be required on the grant of an Option.  The Option Certificate shall be in such form as the Directors shall from time to time determine and shall specify the number of Shares comprised in the Option, the Date of Grant, any Exercise Condition and the Option Price.

2.4           Any Eligible Person to whom an Option is granted may by notice given in writing within 30 days after its Date of Grant renounce his rights thereto, in which event such Option shall be deemed for all purposes never to have been granted.

2.5           Each Option shall be personal to the Option Holder to whom it is granted and other than a transfer to the Option Holder’s personal representatives on death shall not be transferable, assignable or chargeable. Any other purported transfer, assignment, charge, disposal or dealing with the rights and interests of the Option Holder under this Plan shall render the Option void.

2.6           The aggregate number of Shares which may be issued on the exercise of Options granted on any day in the period of 10 years commencing on the Date of Adoption shall not, when added to the aggregate of:

2.6.1        the total number of Shares issued or remaining issuable in respect of Options granted under this Plan in the 10 yeas preceding that day; and

2.6.2        the total number of Shares issued or remaining issuable in respect of any Employees’ Share Scheme adopted by the Company or any Subsidiary in the 10 years preceding that day,

exceed such number as represents 25% of the issued ordinary share capital of the . Company immediately prior to that day.

2.7           In applying the limit contained. in Rule 2.6 no account will be taken of Shares subject to an option or Option which, as regards any right to acquire such Shares has lapsed or been released, surrendered or cancelled.

2.8           No Options shall in any event be granted more than 10 years after the Date of Adoption.

3.             Rights to exercise options

3.1           Subject to the provisions of Rules 3.2, 3.3 and 5 an Option shall be capable of being exercised to the extent that it has Vested in accordance with the provisions of the Option Certificate

3.1.1        following the third anniversary of its date of Grant; and

3.1.2        before the tenth anniversary of its Date of Grant,

Provided that any relevant Exercise Condition has been satisfied, unless the Rules provide otherwise.

3.2           If an Option Holder ceases to be a Consultant (otherwise than by reason of his death) and without immediately upon such cessation becoming an employee of the Company or a Subsidiary, the Option may be exercised pursuant to Rule.3.1.1 above to the extent that it has Vested at the date of cessation within the period mentioned in Rule 3.1.2 above and to the extent.that the Option has not Vested it shall lapse unless there ha been a breach by the Option Holder of the contract pursuant to which the Option Holder’s services are provided to the Company in which event the Option shall not be exercised at all and shall lapse in its entirety.

3.3           If an Option Holder dies before exercising an Option granted to him under this Plan at a time when he is otherwise entitled to exercise the Option, the Option may to the extent that it has Vested be exercised by his personal representatives within l2 months after the date of his death or within such period as the directors may in their absolute discretion allow and to the extent that the Option has not Vested it shall lapse.

3.4           Notwithstanding any other provision of this Plan, an Option granted under this Plan may not be exercised after the expiry of the period of 10 years (or such shorter period as the Directors may have determined before the grant thereof) beginning with the Date of Grant.

3.5           If an Option Holder ceases to be a Consultant and immediately on such cessation becomes an employee of the Company or a Subsidiary the Rules of this Plan shall cease to apply and if the Directors shall in their absolute discretion permit, in the event that the Company has adopted an unapproved Company Share Option Plan the rules of that Plan shall apply in their place.

4.             Exercise of Options

4.1           Options may be exercised in whole or in part on dates determined by the Directors which shall not be more than four months apart.

4.2           The exercise of any Option granted under this Plan shall be effected by giving notice to the Company and otherwise in such form and manner as the Directors may from time to time prescribe and, unless the Directors determine otherwise, any such notice shall have effect only on receipt by the Company, together with the appropriate payment.

4.3           Subject to Rule 4.4 below, within 30 days after an Option under this Plan has been exercised by any person, the Directors on behalf of the Company shall allot to him (or his nominee) or, as appropriate, procure the transfer to him (or his nominee) of the number of Shares in respect of which the Option has been exercised, provided that, for the avoidance of doubt, where Shares are so allotted or transferred to a nominee, the beneficial interest in them must Vest in the person who exercised the Option.

4.4           All Shares allotted under this Plan shall rank pan passu in all respects with the Shares of the same class for the time being in issue save as regards any rights attaching to such Shares by reference to a record date prior to the date of the allotment, and in the case of the transfer of existing Shares, the transferee shall not acquire any rights attaching to such shares by reference to a record date prior to the date of the transfer.

4.5           The personal representatives of a deceased Option Holder may not exercise an Option if the Option Holder was precluded from doing se at the time of his death.

4.6           The allotment or transfer of any Shares under this Plan shall be subject to obtaining any approval or consent mentioned in Rule 9.4 below.

4.7           In the event of a partial exercise, the Company shall, within 30 days of the partial exercise, issue to the Option Holder a new option certificate showing the balance of the Option and a new form of exercise of that balance.

5.             Take-overs, reconstructions and winding-up

5.1           If any person obtains Control of the Company (within the meaning of section 840 of the Taxes Act) as a result of making a general offer or otherwise to acquire shares in the Company, or having obtained such Control makes such an offer, the Directors may within 7 days of becoming aware thereof notify every Option Holder (or as the case may be his personal representative) thereof and, subject to compliance with any Exercise Condition and to Rules 3.2, 3.3 and 3.4 above and Rule 5.5 below, the Directors may in their absolute discretion determine that an Option granted under this Plan may be exercised to the extent that it has Vested, within six months (or such longer period as the Directors may permit) of such notification.

5.2           For the purposes of Rule 5.1 above, a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined by the City Code on Takeovers and Mergers) with him have together obtained Control of it.

5.3           If any application is made to the Court under section 425(1) of the Companies Act 1985 a meeting in relation to a proposed compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, the Directors may permit any Option granted under this Plan, subject to compliance with any Exercise Condition and to Rules 3.2, 3.3, and 3.4 above, to be exercised until the time of the meeting, such exercise being conditional upon the Court sanctioning such compromise or arrangement.

5.4           If any person becomes bound or entitled to acquire shares in the Company under sections 428 to 430F of the Companies Act 1985, or if under section 425 of that Act the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies, or if the Company passes a resolution for voluntary winding up, or if an order is made for the compulsory winding up of the Company, the Directors shall forthwith notify every Option Holder (or as the case may be his personal representatives) thereof and any Option granted under this Plan may, subject to compliance with any Exercise Condition and to Rules 3.2, 3.3, and 3.4 above be exercised within one month of such notification, but to the extent that it is not exercised within that period shall (notwithstanding any other provision of this Plan and notwithstanding that such Option did not become exercisable during the period) lapse on the expiry thereof.

5.5           If an Acquiring Company:

5.5.1

obtains Control of the Company as a result of making a general offer or otherwise to acquire the whole of the issued ordinary share capital of the Company which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company, or

5.5.2	obtains Control of the Company -in pursuance of a compromise or arrangement sanctioned by the court under section 425 of the Companies Act 1985; or

5.5.3	becomes bound or entitled to acquire Shares in the Company under sections 428 to 430F of that Act.

Any Option Holder may at any time within such period as the Acquiring Company shall specify, by agreement with the Acquiring Company and if the Directors in their absolute discretion shall allow, enter into a share exchange option agreement in respect of any Option granted under this Plan which has not lapsed, whereby on exercise of such Option the Shares acquired in the Company shall be exchanged for equivalent shares in a different company (whether the Acquiring Company itself or some other company).

6.             Adjustment of options for variation of share capital

6.1           Subject to Rule 29 above and Rules 6.3 and 6.4 below, on the occurrence of an Issue or Re-organisation the Directors may make such adjustment as they consider appropriate under Rule 6.2.

6.2           An adjustment made under this sub-rule shall be to one or mare of the following:-

6.2.1	the number of shares in respect of which any Option granted under this Plan may be exercised;

6.2.2	the price at which shares may be acquired by the exercise of any such Option;

6.2.3

where any such Option has been exercised but no shares have been allotted or transferred pursuant to such exercise, the number of shares which may be so allotted or -transferred and the price at which they may be acquired.

6.3           Except in the case of a capitalisation issue, no adjustment under Rule 6.2 above shall be made without the prior confirmation in writing by the Auditors that it is in their opinion fair and reasonable.

6.4           An adjustment under Rule 6.2 above may have the effect of reducing the price at which Shares may be acquired by the exercise of an Option to less than their nominal value, but, in the case of an Option to acquire Shares by subscription, only if and to the extent that the Directors shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercised and which are to be allotted pursuant to such exercise exceeds the price at which the same may be subscribed for and to apply such sum in paying up such amount on such Shares; and so that on exercise of any Option in respect of which such reduction shall have been made the Directors shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

6.5           As soon as reasonably practicable after making any adjustment under Rule 6.2 above, the Directors shall give notice in writing thereof to any Option Holders affected thereby.

7.             Expenses

Any expenses of the Company involved in any issue or transfer of shares in the name of any Option Holder or his personal representative(s) or nominee(s) shall be payable by the Company.

8.                   Administration

8. 1          Any notification or other notice in writing which the Company is required to give, or may desire to give, to any Eligible Person or Option Holder (or his personal representative(s)) in pursuance of this Plan shall be sufficiently given if delivered to him by hand or sent through the post in prepaid cover addressed to the Eligible Person or Option Holder (or his personal representative(s)) at the last address known to the Company as being his address. Any certificate, notification or other notice in writing required to be given to the Company shall be properly given if sent to or delivered to the Company at its registered office. Any notification, certificate or other notices sent by post shall be deemed delivered on the second day following the date of posting.  All notices documents certificates given by or to an Eligible Person or Option Holder (or his personal representative(s)) shall be sent at his risk.

8.2           Option Holders (or their personal representative(s)) shall have made available to them copies of all notices and other documents sent by the Company to its holders of shares generally.

9                     General

9.1           The Directors shall at all times ensure that there are sufficient Shares avai1able as may be required to meet the subsisting rights of Option Holders by either ensuring that the Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy Options under which Shares may be subscribed for and/or to procure that sufficient Shares are available for transfer to satisfy Options.

9.2           The decision of the Directors in any dispute or question relating to any Option shall be final and conclusive, subject to the written confirmation of the Auditors whenever required under the provisions of this Plan.

9.3           Participation in this Plan by an Option Holder is a matter entirely separate from any pension right or entitlement he may have and from his terms or conditions of engagement with any Group Member and participation in this Plan shall in no respects whatever effect in any way an Option Holder’s terms or conditions of engagement with any Group Member In particular (but without limiting the generality of the foregoing words) any Option Holder who terminates his contract with any Group Member shall not be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under this Plan which he might otherwise have enjoyed.

9.4           In the event that the Company is admitted to the Official List of the London Stock Exchange or becomes listed on the Alternative Investment Market any subsequent grant or exercise of an Option shall be subject to obtaining any approval or consent required under the provisions of The Stock Exchange Listing Rules or the AIM Admission Rules published by the London Stock Exchange, of the City Code on Takeovers and Mergers, or of any regulations and enactments.

9.5           If the Company or any Subsidiary is required to account for any amount of social security contributions that the Option Holder is liable to pay as a result of the grant of an Option to an Eligible Person the Option Holder shall reimburse the Company or the Subsidiary, as the case may be, in respect of the amount of social security contributions forthwith and in any event no later than 21 days from the date of the grant of the Option.

9.6           If the Company or any Subsidiary is required to account for any amount of tax, duties and social security contributions as a result of the exercise of an Option granted to an Eligible Person, the Option Holder shall reimburse the Company or the Subsidiary, as the case may be, in respect of the amount of tax, duties and social security contributions accounted for forthwith and in any event no later than 21 days from the date of the exercise of the Option.

10.                               Alterations

10.1         Subject to Rules 10.2, 10.4 and 10.5 below, the Directors may at any time alter or add to all or any of the provisions of this Plan, or the terms of any Option granted under it, in any respect.

10.2         Subject to Rule 10.3 below, no alteration or addition to the advantage of Option Holders shall be made under Rule 10.1 above without the prior approval by ordinary resolution of the members of the Company in general meeting.

10.3         Rule 10.2 above shall not apply to any alteration or addition which is minor in nature and:-

10.3.1

is necessary or desirable in order to comply with the provisions of any proposed or existing legislation, or to obtain or maintain favourable taxation, exchange control or regulatory treatment of the Company, and Subsidiary or Option Holder, or

10.3.2	is made to benefit the administration of this Plan.

10.4         No alteration or addition to the disadvantage of any Option Holder shall be made under Rule 10.1 above unless:

10.4.1	the Directors shall have invited every relevant Option Holder to give an indication as to whether or not he approves the alteration or addition, and

10.4.2	the alteration or addition is approved by a majority of those Option Holders who have given such an indication.

10.5         As soon as reasonably practicable after making any alteration or addition under Rule 10.1 above, the Directors shall give notice in writing thereof to any Option Holder affected thereby.

11.                               Inland Revenue Requests

The Company shall provide to the Inland Revenue (within such time limit as the Inland Revenue directs) any information required by it and an Option Holder shall:-

11.1         promptly provide to the Company such information as it may reasonably request; and

11.2         consent to the Company providing such information concerning him to the Inland Revenue for the purpose of complying with such request from the Inland Revenue.

12.                               Termination

The Company in general meeting or the Directors may at any time resolve to terminate this Plan in which event no further Options shall be granted, but the provisions of this Plan shall in relation to Options then subsisting continue in full force and effect.